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                                                                    EXHIBIT 23.1

                      CONSENT OF PRICEWATERHOUSECOOPERS LLP

The Board of Directors
Blue Nile, Inc.:

We consent to incorporation by reference in this registration statement on Form S-8 of Blue Nile, Inc. of our report dated March 18, 2005 with respect to the consolidated balance sheets of Blue Nile, Inc. and subsidiaries as of January 2, 2005 and December 31, 2003 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended January 2, 2005, and the related schedule, which report appears in the annual report on Form 10-K of Blue Nile, Inc. for the year ended January 2, 2005.

Seattle, Washington                     /s/  PricewaterhouseCoopers LLP
April 8, 2005                           ----------------------------------